SKBA CAPITAL MANAGEMENT, LLC


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                                 CODE OF ETHICS

                           Annual Review January 2008









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CODE OF ETHICS

CHAPTER 1  -  STATEMENT OF POLICY..............................................3

CHAPTER 2  -  DEFINITIONS......................................................4

CHAPTER 3  -  PROHIBITED TRANSACTIONS..........................................6

         PURCHASES OR SALES OF SECURITIES......................................6
         INITIAL PUBLIC OFFERINGS..............................................6
         BLACKOUT PERIOD.......................................................6
         PRIVATE PLACEMENTS....................................................6
         SHORT-TERM TRADING....................................................6
         GIFTS.................................................................7
         CHARITABLE CONTRIBUTIONS..............................................7
         POLITICAL CONTRIBUTIONS...............................................7
         OUTSIDE DIRECTORSHIPS AND EMPLOYMENT..................................7
         INSIDER INFORMATION...................................................8
         COMMUNICATIONS WITH CCM EMPLOYEES.....................................8

CHAPTER 4  -  PROHIBITED TRANSACTIONS - OTHER..................................9

CHAPTER 5  -  EXEMPTED TRANSACTIONS...........................................10

CHAPTER 6  -  PRIOR APPROVAL OF SECURITIES TRANSACTIONS.......................11

CHAPTER 7  -  REPORTING.......................................................12

CHAPTER 8  -  CONFIDENTIAL AND PROPRIETARY INFORMATION........................14

CHAPTER 9  -  MARKETING MATERIALS AND PERFORMANCE STATISTICS..................15

CHAPTER 10  -  REVIEW BY THE BOARD OF DIRECTORS...............................16

CHAPTER 11  -  SANCTIONS......................................................17

CHAPTER 12  -  RETENTION OF RECORDS...........................................18

ACKNOWLEDGMENT OF RECEIPT.....................................................19

EXHIBITS

         A  -  SECURITIES TRANSACTIONS APPROVAL REQUEST
         B  -  NEW EMPLOYEE AND ANNUAL PERSONAL SECURITIES ACCOUNT AND HOLDINGS
               DISCLOSURE
         C  -  AFFILIATED PERSON QUESTIONNAIRE
         D  -  NEW EMPLOYEE AND ANNUAL ACKNOWLEDGEMENT RECEIPT
         E  -  QUARTERLY SECURITIES TRANSACTION REPORT


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                         CHAPTER 1 - STATEMENT OF POLICY


SKBA Capital Management, LLC (SKBA) has adopted a Code of Ethics that sets forth its requirements and expectations for the business conduct of all of its Employees. The Code of Ethics is adopted pursuant to Section 17j of the Investment Company Act of 1940 (the "Investment Company Act") and Section 204A-1 of the Investment Advisers Act of 1940 and is intended:

         To inform Employees of the standards of conduct to which they will be held.

         To provide guidelines regarding permitted and prohibited activities.

         To describe the required reporting procedures necessary to comply with the Code of Ethics.

         To describe the review process that will be used to enforce the Code.

         To describe the sanctions for failure to comply with the Code of Ethics.

The Code of Ethics is applicable to all Principals, Employees (all of whom will be referred to as "Employees") of SKBA and Outside Directors and is based on the principle that SKBA Employees owe a fiduciary duty to the clients of SKBA to conduct their affairs, including their personal securities transactions, in such a manner as to reflect the duty to place the interests of clients first and to avoid: (1) serving their own personal interests ahead of the interests of our clients, (2) taking advantage of their positions, and (3) any actual or potential conflicts of interest or any abuse of an employee's position of trust and responsibility.

As an Employee, you are responsible for:

         Following the Code of Ethics.

         Reporting any conflict of interest or failure to follow this Code to your supervisor or the Chief Compliance Officer.

         Reporting any suspected fraudulent or illegal activity to the Chief Compliance Officer.

         Complying with all applicable federal securities laws.

Annually, the Chief Compliance Officer will review the Code of Ethics with the Board of Directors. Any violations that require significant remedial action will be reported to the Board.

Please direct any questions and report any suspected fraudulent or illegal activity to the Chief Compliance Officer.


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                             CHAPTER 2 - DEFINITIONS


"Board of Directors" means the Board of Directors of SKBA.

"Employee" means any individual member (or "Principal") of SKBA and any person employed by SKBA on a full- or part-time basis, including officers and Board of Directors of SKBA.

"Access Person" includes every Employee of SKBA. Only Employees of SKBA Capital Management are required to obtain pre-clearance of securities transactions.

A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

"Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. "Beneficial ownership" is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include:

         Securities which an Employee holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly.

         Securities held in the name of the Employee's spouse or minor children or other relatives sharing the same household with the Employee.

         Securities held by the Employee as a trustee, executor, or administrator or held for the benefit of the Employee by custodians or brokers.

         Securities owned by a partnership of which the Employee is a member.

         Securities held by a corporation which can be regarded as a personal holding company of an Employee.

         Securities recently purchased by an Employee and awaiting transfer into his or her name.

"CCM" means Convergent Capital Management LLC.

"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

"Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under these statutes, and the Bank Secrecy Act as it applies to investment companies and advisers and any rules adopted thereunder by the Commission or Department of Treasury.

"Outside Director" means a director of SKBA who is not an Employee.



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"Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

"Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies (other than any such fund managed or advised by SKBA or any CCM affiliate), securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as may be designated from time to time by the Board of Directors.



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                       CHAPTER 3 - PROHIBITED TRANSACTIONS


PURCHASES OR SALES OF SECURITIES

No Employee of SKBA should be permitted to profit from the securities activities of SKBA's clients. Accordingly, no Employees of SKBA shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  Is being considered for purchase or sale for a client account.

                  Is being purchased or sold for a client account.

No Employee with such actual knowledge shall disclose to other persons the securities activities engaged in or contemplated for client accounts.

INITIAL PUBLIC OFFERINGS

No Employee shall acquire any securities in an initial public offering in order to preclude any possibility of such person profiting from his or her position with SKBA.


BLACKOUT PERIOD

No Employee shall purchase or sell a security within at least three calendar days before and after a client trades in that security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

PRIVATE PLACEMENTS

No Employee shall purchase any securities in a private placement without prior approval of the Chief Compliance Officer or other officer designated by the Board of Directors. Any person authorized to purchase securities in a private placement shall disclose that investment whenever such person becomes involved in the subsequent consideration of an investment of client funds in the same issuer. In such circumstances, any decision to purchase securities of the issuer shall be subject to independent review by SKBA's officers with no personal interest in the issuer.

SHORT-TERM TRADING

No Employee shall profit in the purchase and sale or sale and purchase of the same (or equivalent) securities within 14 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.



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GIFTS

No Employee shall seek or accept anything of value, either directly or indirectly, from broker-dealers, clients, potential clients, vendors, or other persons providing services to SKBA because of such person's association with SKBA.

For purposes of this Section, the following gifts will not be considered to be in violation of this Section:

         An occasional meal.

         An occasional ticket to a sporting event, the theater or comparable entertainment.

         A holiday gift of fruit or other foods provided, however, that such gift is made available to all members of the recipient's department.

No Employee shall give anything of value, either directly or indirectly, to broker-dealers, clients, potential clients, vendors, or other persons providing services to SKBA because of such person's association with SKBA.

For purposes of this Section, the following gifts will not be considered to be in violation of this Section:

         An occasional meal.

         An occasional ticket to a sporting event, the theater or comparable entertainment.

         A holiday gift of fruit or other foods provided, however, that such gift is made available to all members of the recipient's department.

         Gifts that do not exceed $100 in value in any calendar year, provided that cash gifts are completely prohibited.

CHARITABLE CONTRIBUTIONS

From time to time, SKBA may sponsor or underwrite a charitable or industry event at the request of a client or prospective client.

It is against SKBA policy for any Employee to give a charitable contribution to anyone who transacts business with the firm, with a total value of more than $1,000, without obtaining the prior approval of the CEO or President.

POLITICAL CONTRIBUTIONS

It is against SKBA policy for the firm to make any contributions to a political party, candidate or elective official without prior approval of the Board of Directors. That approval will not be unreasonably withheld. This policy does not apply to contributions made by any Employee or member of the firm but by the firm itself.

OUTSIDE DIRECTORSHIPS AND EMPLOYMENT

No Employee shall serve on the Board of Directors of any publicly traded company without prior written authorization of the President of SKBA with a copy to the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of SKBA's clients.



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Employees are expected to devote full time to SKBA's interests and the interests of its clients during regular working hours and during any additional time that is required. SKBA discourages outside employment although it may be approved in exceptional circumstances where it does not interfere, compete, or conflict with the interests of SKBA or any of its clients. Any outside employment must be approved in writing in advance by the President, with a copy to the Chief Compliance Officer.

INSIDER INFORMATION

No Employee shall reveal any material insider information about a company to any person who does not have a legitimate need to know such information. No Employee shall buy or sell securities (whether for his or her own account or any account in which he or she has a beneficial interest or for the account of a client) or recommend the purchase or sale of securities to others while such Employee is in possession of material non-public information about the issuer of such securities.

Information is "material" if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold the security. Information is "non-public" or "inside" if it has not been disclosed to the public.

Any Employee who believes he or she has come into possession of inside information about a company shall notify the President at once so that appropriate security measures can be implemented.

Please refer to Appendix for additional information regarding Insider
Information.


COMMUNICATIONS WITH CCM EMPLOYEES

         1. Prohibited Communication. No Employee of SKBA shall discuss in person or by telephone, any information relating to the voting or investment of an equity security held in a specific client account of SKBA in the presence, or within the hearing, of any Employee, officer or director of CCM or in any way distribute that information to those persons.

                  SKBA must use its best efforts to preclude releasing or discussing any information on the voting or disposition of an equity security held in a specific client account at a meeting in which that CCM-related person is present. If such information is discussed with, or in the presence of, the CCM-related person serving as an Outside Director, that person is prohibited from communicating that information to any other CCM Employee, officer or director.

                  Under ordinary circumstances, meetings of the Board of Directors and other discussions with outside directors will not include any information relating to the voting or investment of any account of SKBA. Notwithstanding the preceding statements, Employees, officers or directors of CCM and Employees of SKBA may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of SKBA.

         2. Physical Security. The offices and record storage areas occupied by Employees of SKBA, and in which the records and files on information relating to the voting or investments of an equity security held in a client account of SKBA are maintained, shall be physically separate from the offices and record storage areas occupied by Employees, officers and directors of CCM.




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                   CHAPTER 4 - PROHIBITED TRANSACTIONS - OTHER


SKBA, on behalf of a client, shall invest in a security of an issuer of which a director or officer of SKBA has an affiliation only under the following circumstances:

         SKBA has no prior communications with the affiliated director or officer concerning either the issuer or the purchase of the security.

         Following the purchase of any such security, the affiliated director or officer shall not participate in any discussions or have any other communications with the members of the Board of Directors of SKBA concerning the issuer or the purchase, sale, or holding of any of its securities.

No Employee shall acquire City National Securities common stock while an Employee of SKBA. Annual Review January 2008 Page 19 of 19



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                        CHAPTER 5 - EXEMPTED TRANSACTIONS


The prohibitions of Chapter 3 of this Code of Ethics shall not apply to:

         Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control.

         Purchases or sales which are non-volitional on the part of either the Employee or a client account.

         Purchases and sales (redemptions) of shares of open-end investment companies (mutual funds), including the purchase of shares of a mutual fund through a dividend reinvestment or other automatic investment plan or transactions in mutual funds that are investment options under SKBA's 401(k) or other benefit plan.

         Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         Purchases by registered open-end investment companies in which an Employee has invested securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as may be designated from time to time by the Board of Directors.

In certain specific instances, purchases or sales (except IPO's, Blackout Period and Private Placements) which receive the prior approval of a designated officer of SKBA in the discretion of the CCO, CEO or President may be based on one or more of the following reasons:

                  The purchases or sales are only remotely potentially harmful to a client.

                  The purchases or sales would be very unlikely to affect a highly institutional market.

                  The purchases or sales clearly are not related economically to the securities to be purchased, sold, or held in the client account.



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                    CHAPTER 6 - PRIOR APPROVAL OF SECURITIES
                                  TRANSACTIONS


All Employees shall receive prior approval from an officer designated by the Board of Directors of SKBA before purchasing or selling securities and shall at that time disclose any conflicts of interest involving the issuer of the securities to be purchased or sold. Employees are required to complete a Securities Transactions Approval Request form in gaining prior approval for their trades. (See "Signature Pages" section.)


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                              CHAPTER 7 - REPORTING


Every Employee shall complete a Personal Securities Account & Holdings Disclosure and an Affiliated Person Questionnaire no later than 10 days after commencing employment, and a Personal Securities Account & Holdings Disclosure annually thereafter. The information provided must be current as of a date no more than 45 days prior to the individual becoming an Employee or the date the report is submitted. The forms to be used for this purpose are attached hereto as Exhibits B and C. (See "Signature Pages" section.)

Every Employee shall certify no later than 10 days after commencing employment and annually thereafter that:

         He or she has read and understands the Code of Ethics and any amendments and recognizes that he or she is subject thereto.

         He or she has complied with the requirements of the Code of Ethics.

         He or she has reported all personal securities transactions and personal securities holdings required to be reported pursuant to the requirements of the Code of Ethics.

         The information he or she has supplied on the Affiliated Person Questionnaire is true and complete.

The Employee Certification Form to be used for this purpose is attached hereto as Exhibit D. (See "Signature Pages" section.)

Every Employee shall report to the Chief Compliance Officer the information described in Paragraph 5 of this section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security provided, however, that an Employee shall not be required to make a report with respect to transactions, including transactions effected pursuant to an automatic investment plan, effected for any account over which such person does not have any direct or indirect influence.

Reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every Employee shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the Securities Transaction Report attached hereto as Exhibit E (see "Signature Pages" section) or on any other form containing the following information:

         The date of the transaction, the title and the number of shares, and the principal amount of each security involved.

         The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition).

         The price at which the transaction was effected.

         The name of the broker, dealer, or bank with or through whom the transaction was effected.



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         The date the report is submitted by the Employee.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

Every Employee shall direct all of his or her brokers to supply to the Chief Compliance Officer on a timely basis duplicate copies of the confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts.

Every Employee shall notify the Chief Compliance Officer of any personal conflict of interest relationship which may involve the client accounts of SKBA, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client accounts. Such notification shall occur in the pre-clearance process. (See "Signature Pages" section.)

The forms attached hereto as Exhibits A, B, C, D, and E may be changed from time to time in the discretion of the Board of Directors or a designated officer.

All reports required to be completed in the "Signature Pages" section of the Code of Ethics and elsewhere in this Code must be complete, accurate, and timely. Each report will be reviewed for compliance with this Code by the Chief Compliance Officer and/or the Compliance Assistant. In particular, securities transactions forms will be monitored for compliance with this Code of Ethics and consistency with personal trading patterns.

Every SKBA Employee is required to report to SKBA all transactions in any security including any such fund managed or advised by SKBA or any CCM affiliate, in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that no Employee shall be required to make a report with respect to:

         (i) transactions for any account over which such person does not have any direct or indirect influence;

         (ii) any transaction effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchase (or withdrawals) are made automatically in accordance with a predetermined schedule and allocations), including regular purchases through a dividend reinvestment plan.

These reports must be made no later than 30 days after the end of the calendar quarter in which the transaction was effected and in the form required by SKBA's Code of Ethics.

If an Employee becomes aware of any violation of the Code, the individual is required to report such violation to the Chief Compliance Officer promptly. It is SKBA's policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of the Code.


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                    CHAPTER 8 - CONFIDENTIAL AND PROPRIETARY
                                  INFORMATION


Information that is not public is considered to be proprietary to SKBA. This includes information about SKBA itself, its clients, potential clients, and Employees.

Employees and Outside Directors of SKBA are prohibited from revealing any confidential or proprietary information about SKBA, its clients, potential clients, or Employees to anyone except other Employees during the ordinary course of performing their job responsibilities. The privacy of records and other information regarding clients, potential clients, and Employees must be maintained.

Proprietary information may not be used for personal advantage or revealed to anyone outside of SKBA without legal due process or as required by law; any outside requests for such information must be approved by the Chief Compliance Officer.

Employees who leave SKBA are prohibited from keeping any originals or copies of any information (notes, proposals, statements, etc.) belonging to SKBA, or using any confidential or proprietary information for their own or another's gain.

See also "Communications With CCM Employees" in Chapter 3.





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                       CHAPTER 9 - MARKETING MATERIALS AND
                             PERFORMANCE STATISTICS


Only the marketing materials and performance statistics developed and provided by the Client Services/Marketing area should be used. Any exception to this rule must be specifically approved in advance of use of any other materials by the Chief Compliance Officer.






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                  CHAPTER 10 - REVIEW BY THE BOARD OF DIRECTORS


The Chief Compliance Officer shall report all violations of this Code of Ethics to the Board of Directors on a timely basis.

The Chief Compliance Officer shall prepare an annual report relating to this Code of Ethics to the Board of Directors of SKBA. Such annual report shall:

         Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year.

         Identify any violations requiring significant remedial action during the past year.

         Identify any recommended changes in the existing restrictions or procedures based upon SKBA's experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

         SKBA is also required to report violations of this Code of Ethics to CCM's legal counsel, as provided in compliance procedures followed by the Chief Compliance Officer.


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                             CHAPTER 11 - SANCTIONS


Upon discovery of a violation of this Code, the Board of Directors of SKBA may impose such sanctions as the members deem appropriate, including among other things, a letter of censure or suspension or termination of the employment of the violator or notification to the appropriate regulatory agencies.


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                        CHAPTER 12 - RETENTION OF RECORDS


This Code of Ethics, a copy of each report filed by Employees, any written report relating to the interpretation of such Codes or violations thereunder, and lists of all persons required to make reports shall be preserved with the records of the Chief Compliance Officer for the period required by Rule 17j-1 under the 1940 Act.


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                          SKBA CAPITAL MANAGEMENT, LLC

                                 Code of Ethics

                            Acknowledgment Of Receipt



    I have received my copy of SKBA Capital Management's Code of Ethics and any amendments. I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code.



Date:   ________________________      Signature:    ____________________________

                                      Print Name:   ____________________________


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